UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DFC Global Corp.

(Exact name of registrant as specified in its charter)

Delaware	23-2636866
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania	19312
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

(Full title of the plan)

Jeffrey A. Weiss

Chief Executive Officer

1436 Lancaster Avenue, Suite 300

Berwyn, Pennsylvania, 19312-1288

(Name and address of agent for service)

(610) 296-3400

(Telephone number, including area code, of agent for service)

Copies of communications to:

Barry M. Abelson, Esq.

Brian M. Katz, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

(215) 981-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the following Registration Statements of DFC Global Corp., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

1. Registration Statement No. 333-172294, registering 6,750,000 shares of Company common stock, par value $0.001 per share (“Common Stock”), under the Dollar Financial Corp. Amended and Restated 2007 Equity Incentive Plan (together with any prior version of the same under which Common Stock was registered, collectively, the “Plan”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 15, 2011; and

2. Registration Statement No. 333-147495, registering 2,500,000 shares of Common Stock under the Plan, as previously filed with the SEC on November 19, 2007.

On June 13, 2014, pursuant to an Agreement and Plan of Merger, dated April 1, 2014, among LSF8 Sterling Merger Parent, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Parent, LLC, the “Parent”), LSF8 Sterling Merger Sub, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Merger Company, LLC, the “Purchaser”) and the Company, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Certificate of Merger was filed with the Secretary of State of the State of Delaware and became effective at 9:15 a.m., Eastern Daylight Time, on June 13, 2014.

As a result of the Merger, the Company has terminated the Plan, and no additional Common Stock will be issued thereunder. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Securities which remain unsold at the termination of the Plan, the Company hereby removes from registration all of its Common Stock under the Registration Statements that remains unsold as of the effective time of the Merger.

This Post-Effective Amendment No. 1 to the Registration Statements is being filed solely for the purpose of deregistering any and all Common Stock previously registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, DFC Global Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Berwyn, Commonwealth of Pennsylvania, on June 13, 2014.

DFC GLOBAL CORP.

By:	/s/ Randy Underwood
Randy Underwood
Executive Vice President, Chief Financial Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been duly signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey A. Weiss	Chief Executive Officer	June 13, 2014
Jeffrey A. Weiss	(Principal Executive Officer)

/s/ Randy Underwood	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)	June 13, 2014
Randy Underwood

/s/ William M. Athas	Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller (Controller or Principal Accounting Officer)	June 13, 2014
William M. Athas

/s/ Bradley Boggess	Director	June 13, 2014
Bradley Boggess

/s/ Derrick Robicheaux	Director	June 13, 2014
Derrick Robicheaux